EXHIBIT 13

                                                                  EXECUTION COPY













                   AMENDED AND RESTATED STOCKHOLDER AGREEMENT

                          DATED AS OF NOVEMBER 7, 2005

                                      AMONG

                       PAXSON COMMUNICATIONS CORPORATION,

                              NBC UNIVERSAL, INC.,

                              MR. LOWELL W. PAXSON,

                   SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP

                                       AND

                            PAXSON ENTERPRISES, INC.



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                                TABLE OF CONTENTS

                                                                            Page


ARTICLE I CERTAIN DEFINITIONS..................................................2
    Section 1.1 Definitions....................................................2

ARTICLE II BOARD OF DIRECTORS.................................................10
    Section 2.1 Board of Directors............................................10
    Section 2.2 Certain Matters Relating to Directors.........................11

ARTICLE III CERTAIN AGREEMENTS................................................11
    Section 3.1 Financial Statements and Other Reports........................11
    Section 3.2 Certain Other Matters.........................................14
    Section 3.3 Agreement to Vote Stock; Irrevocable Proxy....................15
    Section 3.4 Company Sale..................................................15
    Section 3.5 Tender Offer..................................................16
    Section 3.6 Investor Call Right Termination...............................19
    Section 3.7 Transfer of or Issuance by Paxson Management Corporation......21
    Section 3.8 Management Incentive Pool.....................................21
    Section 3.9 Issuance of Securities........................................21
    Section 3.10 Transfer Notice..............................................21
    Section 3.11 Negotiation of New Debt Covenants............................22
    Section 3.12 Conversion...................................................22

ARTICLE IV TRANSFER RESTRICTIONS..............................................23
    Section 4.1 Transfer of Series B Preferred Stock by the Investor..........23
    Section 4.2 Paxson Stockholder Restrictions...............................24
    Section 4.3 [INTENTIONALLY OMITTED].......................................24
    Section 4.4 Legends.......................................................24
    Section 4.5 [INTENTIONALLY OMITTED].......................................25

ARTICLE V [INTENTIONALLY OMITTED].............................................25

ARTICLE VI MISCELLANEOUS......................................................25
    Section 6.1 Notices.......................................................25
    Section 6.2 Entire Agreement; Amendment...................................27
    Section 6.3 Severability..................................................27
    Section 6.4 Counterparts..................................................28
    Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.............28
    Section 6.6 Successors and Assigns; Third Party Beneficiaries.............28
    Section 6.7 [INTENTIONALLY OMITTED].......................................29
    Section 6.8 Remedies......................................................29
    Section 6.9 Headings, Captions and Table of Contents......................29
    Section 6.10 Termination..................................................29
    Section 6.11 Additional Paxson Stockholders...............................29


                                     - i -

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Schedule 3.8 - Terms of Management Incentive Pool

Schedule 6.2 - List of Individuals

Exhibit A -    Assumption Agreement



                                     - ii -

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                   AMENDED AND RESTATED STOCKHOLDER AGREEMENT


         AMENDED AND RESTATED STOCKHOLDER AGREEMENT, dated as of November 7, 2005, among PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation (together with its successors, the "Company"), NBC UNIVERSAL, INC. (f/k/a NATIONAL BROADCASTING COMPANY, INC.), a Delaware corporation (together with its successors, the "Investor"), and Mr. LOWELL W. PAXSON, SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, a Nevada limited partnership, and PAXSON ENTERPRISES, INC., a Nevada corporation (collectively, the "Paxson Stockholders").

                              W I T N E S S E T H:

         WHEREAS, on September 15, 1999, the Investor, and certain of its Affiliates, invested $415,000,000 (the "Initial Investment") in the Company, and, in connection with the Initial Investment,

         1. the Company and the Investor entered into an Investment Agreement (the "Original Investment Agreement"), pursuant to which the Investor purchased certain securities from the Company;

         2. the Company, the Investor and the Paxson Stockholders entered into a Stockholder Agreement (the "Original Stockholder Agreement"), to provide for certain matters with respect to the governance of the Company;

         3. the Paxson Stockholders and NBC Palm Beach Investment II, Inc. ("NBC Palm II") entered into a Call Agreement (the "Original Call Agreement"), pursuant to which the Paxson Stockholders granted NBC Palm II an option to purchase certain securities of the Company held by them; and

         4. the Company and the Investor entered into a Registration Rights Agreement (the "Original Registration Rights Agreement" and, together with the Original Investment Agreement, the Original Stockholder Agreement and the Original Call Agreement, the "Existing Agreements"), pursuant to which the Company granted the Investor and certain of its Affiliates certain registration rights with respect to certain shares of Class A Common Stock (as defined below) held or acquired by the Investor and certain of its Affiliates;

         WHEREAS, since the date of the Initial Investment, certain disputes have arisen among the parties as to their rights and obligations under the Existing Agreements, and the parties have agreed to resolve those disputes and restructure the Initial Investment, subject to the terms and conditions of the Transaction Agreements;

         NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree to amend and restate the Original Stockholder Agreement as follows:




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                                   ARTICLE I

                               CERTAIN DEFINITIONS
                               -------------------

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Affiliate" shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person, including the executive officers and directors of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

         "Agreement" shall mean this Agreement, as from time to time amended, modified or supplemented.

         "Beneficially Own" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

         "Board of Directors" shall mean the Board of Directors of the Company as from time to time constituted.

         "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close.

         "Call Agreement" shall mean the Call Agreement, dated as of the date hereof, between NBC Palm II and the Paxson Stockholders, as from time to time amended, modified or supplemented.

         "Call Closing" shall have the meaning set forth in Section 2.3 of the Call Agreement.

         "Call Right" shall have the meaning set forth in Section 2.1 of the Call Agreement.

         "Call Period" shall have the meaning set forth in Section 1.1 of the Call Agreement.

         "Call Shares" shall have the meaning set forth in Section 1.1 of the Call Agreement.

         "Certificate of Designation" shall mean the Amended and Restated Certificate of Designation of the Series B Preferred Stock, filed with the Secretary of State of the State of Delaware on or prior to the date hereof, as from time to time amended, modified or supplemented.



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         "Change of Control" shall mean, with respect to the Company, (i) any
Person (including a Person's Affiliate), other than a Permitted Holder, Beneficially Owning 50% or more of the Total Voting Power, (ii) any Person (including a Person's Affiliate), other than a Permitted Holder, Beneficially Owning more than 33 1/3% of the Total Voting Power, and the Permitted Holders Beneficially Owning, in the aggregate, a lesser percentage of the Total Voting Power than such other Person and not having the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors, (iii) the consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock is converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the total voting power of the common stock of the surviving corporation immediately after such consolidation or merger, (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors or (v) any "change of control" occurs (as defined at such time) with respect to any outstanding preferred stock or indebtedness of the Company.

         "Class A Common Stock" shall mean the shares of Class A Common Stock, par value $0.001 per share, of the Company.

         "Class B Common Stock" shall mean the shares of Class B Common Stock, par value $0.001 per share, of the Company.

         "Class C Common Stock" shall mean the shares of Class C Non-Voting Common Stock, par value $0.001 per share, of the Company.

         "Common Stock" shall mean the Class A Common Stock, Class B Common Stock and Class C Common Stock, par value $0.001 per share, and any other class of common stock of the Company hereafter created and any securities of the Company into which such Common Stock may be reclassified, exchanged or converted.

         "Communications Act" shall have the meaning set forth in Section 1.1 of the Investment Agreement.

         "Company" shall have the meaning set forth in the preamble hereto.

         "Company CEO" shall mean the chief executive officer of the Company appointed on the date hereof in connection with the execution of the Transaction Agreements and any successor, unless the initial Company CEO was terminated by the Company without Cause or the initial Company CEO resigned for Good Reason (in each case, as such terms are defined in the Burgess Employment Agreement (as defined in the Master Agreement)).



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         "Company Sale" shall have the meaning set forth in Section 9.5 of the
Investment Agreement.

         "Company Stations" shall mean, collectively, each full service television, low power television and television translator station owned and operated by the Company or any Company Subsidiary.

         "Conversion Shares" shall mean the shares of Common Stock into which the shares of Series B Preferred Stock are convertible, as such shares may be equitably adjusted to reflect any stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to Common Stock (other than the issuance of preferred stock of the Company to the Eligible Stockholders pursuant to Section 3.6(b) hereof) and any merger, consolidation, combination, reclassification, recapitalization or similar transaction involving Common Stock.

         "DMA" shall have the meaning set forth in Section 1.1 of the Investment Agreement.

         "Early Tender Offer" shall have the meaning set forth in Section
3.5(b).

         "EDP Attribution" shall have the meaning set forth in Section 4.1(a).

         "Effective Date" shall mean the date hereof.

         "Eligible Stockholders" shall have the meaning set forth in Section 3.6(b).

         "Escrow Agent" shall mean the escrow agent named in the Escrow Agreement or any successor thereto.

         "Escrow Agreement" shall mean the Escrow Agreement to be entered into among the Investor, the Paxson Stockholders and the Escrow Agent within three Business Days following the Effective Date, as from time to time amended, modified or supplemented.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Existing Agreements" shall have the meaning set forth in the recitals hereto.

         "Existing Preferred Stock" shall mean the (i) 14 1/4% Cumulative Junior Exchangeable Preferred Stock and (ii) 9 3/4% Series A Convertible Preferred Stock, collectively.

         "Expiration Date" shall have the meaning set forth in Section 3.5(c).

         "FCC" shall mean the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

         "FCC Single Majority Stockholder" shall mean a Person who holds or has the right to vote shares of voting stock having more than 50% of the Total Voting Power of all of the



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outstanding Voting Stock and voting stock equivalents of the Company, whether such shares of voting stock are issued to such Person or such Person's
Affiliate.

         "14 1/4% Cumulative Junior Exchangeable Preferred Stock" shall mean the 14 1/4% Cumulative Junior Exchangeable Preferred Stock, par value $0.001 per share, issued pursuant to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 13 1/4% Cumulative Junior Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof, filed on August 7, 1998.

         "Grantee" shall have the meaning set forth in Section 3.3(b).

         "Independent" shall mean, with respect to a director or proposed director, that such person is (i) "independent", as determined in accordance with Section 121A of the Company Guide of the American Stock Exchange rules and
(ii) was not employed by, engaged by or affiliated with the Company, the Investor or any Paxson Stockholder or any of their Affiliates within the past three years.

         "Initial Investment" shall have the meaning set forth in the recitals hereto.

         "Initial Expiration Date" shall have the meaning set forth in Section 3.5(c).

         "Investment Agreement" shall mean the Amended and Restated Investment Agreement, dated as of the date hereof, between the Company and the Investor, as such agreement may from time to time be amended, modified or supplemented.

         "Investor" shall have the meaning set forth in the preamble hereto.

         "Investor Call Right Termination" shall have the meaning set forth in
Section 1.1 of the Call Agreement.

         "Investor Call Right Termination Amount" shall mean the amount of $105,000,000, increasing at a rate per annum equal to 10% from October 1, 2005 through the date of the Investor Call Right Termination.

         "Investor Nominee" shall mean any individual proposed by a Permitted Transferee for election to the Board of Directors, which individual (i) shall not have an attributable interest in the Investor or any entity having an attributable interest in a broadcast license for purposes of the FCC and (ii) shall be Independent.

         "Investor Rights" shall mean the rights of the Investor set forth in Articles II, III and IV of this Agreement and in Articles IV and VI, other than
Section 6.12, of the Investment Agreement.

         "Investor Transfer Restriction Period" shall mean the period commencing on the Effective Date and ending on the earlier of the exercise of the Call Right by the Investor or a Permitted Transferee, as applicable, or the date of the Investor Call Right Termination.



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         "Issuance Restriction Period" shall mean the period commencing on the
Effective Date and ending on the earlier of (i) the consummation of the Early Tender Offer or the Tender Offer, as the case may be, or (ii) the termination of the Restricted Period.

         "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

         "Master Agreement" shall mean the Master Transaction Agreement, dated as of the date hereof, among the Company, the Investor, the Paxson Stockholders, Paxson Management Corporation, NBC Palm I and NBC Palm II, as from time to time amended, modified or supplemented.

         "Material Adverse Effect" shall mean a material adverse effect on (i) with respect to the Company, the business, assets, operations or financial or other condition of the Company and the Company Subsidiaries taken as a whole or
(ii) with respect to any party to any Transaction Agreement, the ability of such party to perform its obligations under such Transaction Agreement to which it is a party.

         "Minimum Investment" shall have the meaning set forth in Section 1.1 of the Investment Agreement.

         "9 3/4% Series A Convertible Preferred Stock" shall mean the 9 3/4% Series A Convertible Preferred Stock, par value $0.001 per share, issued pursuant to the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 9 3/4% Series A Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof, dated as of June 9, 1998.

         "NBC Palm I" shall mean NBC Palm Beach Investment I, Inc., a California corporation.

         "NBC Palm II" shall have the meaning set forth in the recitals hereto.

         "New Exchange Debentures" shall have the meaning set forth in paragraph
(n) of the Certificate of Designation.

         "Observers" shall have the meaning set forth in Section 2.1(a).

         "Offer Documents" shall have the meaning set forth in Section 3.5(c).

         "Offer Price" shall mean $1.25 per share of Class A Common Stock to be offered in a Tender Offer, increasing at a rate per annum equal to 10% from October 1, 2005 through the date of the commencement of the Tender Offer, as such price may be equitably adjusted to reflect (i) any stock dividend or distribution on, stock split or reverse stock split of, or similar event with respect to Common Stock, (ii) any merger, consolidation, combination, reclassification, recapitalization or similar transaction involving Common Stock and (iii) any issuance of Common Stock for consideration less than fair market value on the date of issue


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(other than shares issued pursuant to Stock-Based Compensation Awards or upon conversion or exchange of convertible or exchangeable securities the conversion or exchange price of which was not less than the fair market value on the date of issue) or, except as set forth in the Transaction Agreements, any repurchase or redemption of Common Stock by the Company at a price greater than fair market value on the date of repurchase or redemption.

         "Offeror" shall have the meaning set forth in Section 3.5(c).

         "Operating Rights" shall mean the rights of the Investor set forth in
Section 7.2 of the Investment Agreement.

         "Original Call Agreement" shall have the meaning set forth in the recitals hereto.

         "Original Investment Agreement" shall have the meaning set forth in the recitals hereto.

         "Original Registration Rights Agreement" shall have the meaning set forth in the recitals hereto.

         "Original Stockholder Agreement" shall have the meaning set forth in the recitals hereto.

         "Parent" shall mean General Electric Company, a New York corporation.

         "Paxson" shall mean Mr. Lowell W. Paxson.

         "Paxson Estate Planning Affiliates" shall mean collectively, (i) all limited partners of Second Crystal Diamond Limited Partnership, other than Paxson and Paxson Enterprises, Inc., and (ii) Marla J. Paxson, the children or other lineal descendants (whether adoptive or biological) of Paxson and any revocable or irrevocable inter vivos or testamentary trust (including any trustee of such trust in his or her capacity as trustee) or the probate estate (including any executor or executrix of such estate in his or her capacity as such) of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate, or any corporation, partnership, limited liability company or other entity in which any of the foregoing individuals has a controlling interest.

         "Paxson Shares" shall mean, as of any date of determination, all shares of Common Stock held at such time by any Paxson Stockholder.

         "Paxson Stockholders" shall have the meaning set forth in the preamble hereto and any other stockholders that become parties to this Agreement pursuant to Section 6.11 after the date hereof, including, without limitation, any Paxson Estate Planning Affiliates.

         "Permitted Holders" shall mean, collectively, any Paxson Stockholder and the spouse, children or other lineal descendants (whether adoptive or biological) of Paxson and any revocable or irrevocable inter vivos or testamentary trust or the probate estate of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate.



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         "Permitted Liens" shall mean (i) mechanics', carriers', repairmen's or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditioned sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice, (iii) statutory Liens for taxes not yet due and payable, (iv) Liens securing the indebtedness included as "long-term debt" on the June 30, 2005 financial statements of the Company or securing any indebtedness that replaces or refinances any of such indebtedness and (v) other encumbrances or restrictions or imperfections of title which do not materially impair the continued use and operation of the assets to which they relate.

         "Permitted Transferee" shall have the meaning set forth in the Section 3.10.

         "Person" shall mean an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

         "Refinance" shall mean, in respect of any capital stock, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, or retire, or to issue other capital stock in exchange or replacement for, such capital stock.

         "Restricted Period" shall mean the period commencing on the Effective Date and ending on the earlier of the Call Closing or the date of the Investor Call Right Termination.

         "Same Market Station" shall mean any Company Station (i) in which the Investor would be permitted to have an attributable interest under the ownership rules adopted by the FCC in MM Docket Nos. 94-150, 92-51 and 87-154, as such rules may be amended from time to time, and (ii) which, even if the Investor were deemed to have an attributable interest therein, would not increase the Investor's national broadcast coverage as calculated under the FCC's national ownership rules because the Investor has an owned or operated television station in the same DMA. For the purpose of this definition, a television station shall be deemed to be "operated" by the Investor if the Investor supplies more than 15% of the total weekly broadcast programming hours of such station.

         "Schedule 14D-9" shall have the meaning set forth in Section 3.5(c).

         "Schedule TO" shall have the meaning set forth in Section 3.5(c).

         "SEC" shall mean the United States Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "Series B Preferred Stock" shall mean the 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Company.

         "Senior Secured Floating Rate Notes" shall mean the Company's Senior Secured Floating Rate Notes due 2010 issued pursuant to the Indenture, dated as of January 12, 2004,


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among the Company, the subsidiary guarantors named therein
and The Bank of New York, as trustee.

         "Settlement Agreement" shall mean the Settlement Agreement, dated as of the date hereof, between the Investor and the Company, as from time to time amended, modified or supplemented.

         "Stock-Based Compensation Awards" shall mean options, restricted stock and any other stock-based compensation awards issued or issuable under any of the Company's Stock Incentive Plan, 1996 Stock Incentive Plan, 1998 Stock Incentive Plan or any other stock-based compensation plan approved by the Board of Directors or any employment, consulting or similar agreements in effect as of the date hereof or entered into after the date hereof and approved by the Board of Directors.

         "Stockholder Meeting" shall mean the first annual meeting of the stockholders of the Company occurring after the date hereof, which meeting the Company shall hold and convene no later than June 30, 2006, in order to vote on certain matters including, but not limited to, the Stockholder Proposals, and any adjournment thereof or action or approval by stockholder consent with respect to all or any part of the Stockholder Proposals; provided that if the Investor or a Permitted Transferee, as applicable, exercises the Call Right prior to such time, the Company shall seek stockholder approval of the Stockholder Proposals as soon as practicable and all reasonable and customary documented expenses incurred by the Company in connection with seeking stockholder approval of the Stockholder Proposals prior to the first annual meeting shall be borne by the Investor or a Permitted Transferee, as applicable.

         "Stockholder Proposals" shall mean the proposals to be submitted to the stockholders of the Company for approval of: (i) an amendment to the Company's certificate of incorporation increasing the number of authorized shares of Common Stock, Class A Common Stock and Class C Common Stock to not less than 857,000,000, 505,000,000 and 317,000,000, respectively; (ii) a stock-based compensation plan to authorize the issuance of an additional 50 million shares of Class A Common Stock pursuant to Stock-Based Compensation Awards which may be granted to certain senior executives of the Company; (iii) the issuance of the Conversion Shares if and to the extent required to satisfy conditions to the listing thereof under applicable rules of the American Stock Exchange; and (iv) any other matters necessary to consummate the transactions contemplated by the Transaction Agreements.

         "Subject Securities" shall mean the Series B Preferred Stock, the Conversion Shares and the Call Shares.

         "Subsequent Period" shall have the meaning set forth in Section 3.5(c).

         "Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time


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owned, directly or indirectly, through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by such Person.

         "10 3/4% Senior Subordinated Notes" shall mean the Company's 10 3/4% Senior Subordinated Notes due 2008 issued pursuant to the Indenture, dated as of July 12, 2001, among the Company, the subsidiary guarantors named therein and The Bank of New York, as trustee.

         "Tender Offer" shall mean an offer to purchase for cash at the Offer Price, by the Investor or a Permitted Transferee, as applicable, pursuant to Regulation 14D under the Exchange Act, any and all of the issued and outstanding shares of Class A Common Stock, conducted in accordance with the provisions of
Section 3.5 of this Agreement, other than (i) any shares of Class A Common Stock held by any Paxson Stockholders or any Paxson Estate Planning Affiliates on the date of the commencement of a Tender Offer and (ii) any shares of Class A Common Stock issued after the Effective Date upon the exercise, grant or vesting of any Stock-Based Compensation Awards or upon conversion or exchange of convertible or exchangeable securities, unless such shares are issued pursuant to any contractual obligations of the Company as existing immediately prior to the Effective Date.

         "Tender Offer Event" shall have the meaning set forth in Section
3.5(a).

         "Total Voting Power" shall mean, with respect to any corporation, the total number of votes which may be cast in the election of directors of such corporation if all securities entitled to vote in the election of such directors (excluding shares of preferred stock that are entitled to elect directors only upon the occurrence of customary events of default) are present and voted.

         "Transaction Agreements" shall have the meaning set forth in Section 1 of the Master Agreement.

         "Transfer" shall mean, with respect to any shares of capital stock or the Call Right, any direct or indirect sale, assignment, pledge, offer or other transfer or disposal of any interest in such capital stock or right.

         "12 1/4% Senior Subordinated Discount Notes" shall mean the Company's 12 1/4% Senior Subordinated Discount Notes due 2009 issued pursuant to the Indenture, dated as of January 14, 2002, among the Company, the subsidiary guarantors named therein and The Bank of New York, as trustee.

         "Voting Stock" shall mean shares of the capital stock and any other securities of the Company having the ordinary power to vote in the election of directors of the Company.

                                   ARTICLE II

                               BOARD OF DIRECTORS
                               ------------------

         Section 2.1 Board of Directors.



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

         (a) The Investor may appoint two representatives ("Observers") to receive notice of and have the right to attend all meetings of the Board of Directors and any of its standing committees and receive copies of all materials distributed to members of the Board of Directors at the same time such materials are distributed to members of the Board of Directors, subject to (i) the letter agreements between the Company and each of Paul Bird and James Stewart, dated April 27, 2004, and between the Company and the Investor, dated April 29, 2004, and (ii) any similar conflict-of-interest restrictions that the Company may impose on any other Observers who may be appointed by the Investor. Such Observers shall have no right to vote on any matters presented to the Board of Directors.

         (b) Unless the Communications Act and the rules and regulations promulgated by the FCC prohibit a Permitted Transferee from having board nomination or similar rights, at the request of the Permitted Transferee, the Company shall have the right, but not the obligation, to nominate up to three Investor Nominees for election or appointment to the Board of Directors as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the same support for the election of each such Investor Nominee as it provides to other persons standing for election as directors of the Company as part of the Company's management slate, but in no event shall the Permitted Transferee have the right to appoint any directors to the Board of Directors.

         (c) Notwithstanding the foregoing, Section 2.1(b) shall terminate on, and have no further force and effect from and after, the termination of the Restricted Period.

         Section 2.2 Certain Matters Relating to Directors.

         (a) The Company shall use reasonable best efforts to cause the Board of Directors to consist of nine members, comprised of not more than two employee directors, one of whom shall be the chief executive officer of the Company, and the remainder of whom shall be Independent directors.

         (b) The Company shall engage an executive search firm of recognized national standing as soon as practicable, but in no event later than five Business Days following the Effective Date, and shall use reasonable best efforts to fill the four vacancies on the Board of Directors existing as of the Effective Date as promptly as practicable following the Effective Date.

                                  ARTICLE III

                               CERTAIN AGREEMENTS
                               ------------------

         Section 3.1 Financial Statements and Other Reports. The Company shall deliver, or cause to be delivered to the Investor:

         (a) Monthly Financials: as soon as practicable and in any event within 30 days after the end of each calendar month of the Company, copies of all monthly financial reports prepared for the chief executive officer or the chief operating officer of the Company with respect to the Company and its consolidated Subsidiaries for and as of the end of such month, including, without limitation, a monthly balance sheet and income statement and a comparison of the income statement to the budget;

         (b) Quarterly Financials: as soon as practicable and in any event within five days after it files them with the SEC, a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period, and the related unaudited consolidated statements of income and of cash flows, as contained in the Form 10-Q for such fiscal quarter provided by the Company to the SEC, and if such Form 10-Q is no longer required to be so provided by the Company, then the Company shall provide the Investor, within 45 days after the end of each fiscal quarter of the Company, with comparable financial statements, certified by the chief financial officer of the Company that they fairly present the financial position and results of operations of the Company and its consolidated Subsidiaries, as appropriate, as at the end of such periods and for such periods, subject to changes resulting from audit and normal year-end adjustments;

         (c) Year-End Financials: as soon as practicable and in any event within five days after it files them with the SEC, or if the Company is no longer required to file such statements with the SEC, within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the end of such year, and the related consolidated statements of income, shareholders' equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal year, (1) accompanied by a report thereon of independent certified public accountants selected by the Company, which report shall state that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards without any limitations being imposed on the scope of such examination and (2) certified by the chief financial officer of the Company that they fairly present the financial position and results of operations of the Company and its consolidated Subsidiaries, as at the dates and for the periods indicated, as appropriate;

         (d) Accountants' Certification: so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to this
Section 3.1 shall be accompanied by a written statement of the Company's independent certified public accountants that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company is not in compliance with the terms of the instruments governing its outstanding debt or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly for any failure to obtain knowledge of any such violation;

         (e) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all significant reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

         (f) Reports and Filings: within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders;

         (g) Events of Default etc.: promptly upon, but in any event no later than five Business Days after, any executive officer of the Company obtaining knowledge (1) of any condition or event that constitutes a violation or default, or becoming aware that any lender has given any notice or taken any other action with respect to a claimed violation or default under the instruments governing then outstanding debt and preferred stock, (2) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition that would be required to be disclosed in a Current Report on Form 8-K filed by the Company with the SEC or
(3) of any condition or event which has had or could reasonably be expected to have a Material Adverse Effect, an officer's certificate specifying the nature and period of existence of such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed violation, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

         (h) Litigation: promptly upon any executive officer of the Company obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any Company Subsidiary not previously disclosed by the Company to the Investor, or (2) any material adverse development in any such action, suit, proceeding, governmental investigation or arbitration that, in each case involves claims in excess of $5,000,000 in the aggregate or would reasonably be expected to cause a Material Adverse Effect, the Company shall promptly give notice thereof to the Investor, provided that the Company shall not be required to provide any information or documents to the extent they are protected by the attorney-client privilege;

         (i) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event (as defined in the Investment Agreement), with a written notice specifying the nature thereof, what action the Company or ERISA Affiliate (as defined in the Investment Agreement) has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC (as defined in the Investment Agreement) with respect thereto;

         (j) ERISA Notices: with reasonable promptness, copies of (1) all notices received by the Company or any of its ERISA Affiliates from the PBGC relating to an ERISA Event, (2) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company or any of its ERISA Affiliates with the IRS with respect to each Title IV Plan (as defined in the Investment Agreement), if any, and (3) all notices received by the Company or any of its ERISA Affiliates from a Multiemployer Plan (as defined in the Investment Agreement) sponsor concerning an ERISA Event;

         (k) Financial Plans: as soon as practicable after delivered to the Board of Directors, any budget and financial forecast for the Company and the Company Subsidiaries, including (1) a forecasted operating cash flows statement of the Company and the Company Subsidiaries for the next succeeding fiscal year and (2) forecasted operating cash flows statement of the Company and the Company Subsidiaries for each fiscal quarter of the next succeeding fiscal year; and

         (l) Other Information: with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries or Affiliates as from time to time may be reasonably requested by the Investor.

Notwithstanding the foregoing, the Company shall not be required to provide any information or document pursuant to paragraphs (g) through (j) of this Section
3.1 to the extent such information or document is included in a Current Report on Form 8-K filed by the Company with the SEC and the Company delivers such 8-K to the Investor, including by means of email transmission, within one Business Day following such filing.

         Section 3.2 Certain Other Matters. The Company agrees that except with the prior written consent of the Investor, it and its Subsidiaries shall not, directly or indirectly:

         (i) adopt any shareholders rights plan, or amend any of its organizational documents or issue any capital stock or other securities or enter into any agreement that is material to the Company and the Company Subsidiaries taken as a whole, the provisions of which, upon the acquisition of capital securities of the Company by the Investor or its Affiliates: (A) would be violated or breached, would require a consent or approval thereunder, or would result in a default thereof (or an event which, with notice or lapse of time or both, would constitute a default), (B) would result in the termination thereof or accelerate the performance required thereby, or result in a right of termination or acceleration thereunder, (C) would result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary thereunder, (D) would disadvantage the Investor or its Affiliates relative to other stockholders on the basis of the size of their shareholdings, or (E) would otherwise restrict or impede the ability of the Investor and its Affiliates to acquire additional shares of capital stock, or dispose of such capital stock, in any manner permitted by
Section 4.1; provided that the Company may (x) enter into senior loan agreements that contain customary provisions permitting acceleration of the related indebtedness upon a change of control and (y) issue debt securities or preferred stock that contain customary change of control provisions permitting the holders of such debt securities or preferred stock to demand repurchase of their debt securities or preferred stock upon a change of control of the Company to any party other than to Parent or its wholly owned domestic Subsidiary; or

         (ii) take any action that would cause any ownership interest in any of the following to be attributable to the Investor or any of its Affiliates for purposes of FCC regulations: (A) a U.S. broadcast radio or television station (other than the Same Market Stations), (B) a U.S. cable television system, (C) a U.S. "daily newspaper" (as such term is defined in Section 73.3555 of the rules and regulations of the Federal Communications Commission, as the same may be amended from time to time), (D) any U.S. communications facility operated pursuant to a license granted by the FCC and subject to the provisions of
Section 310(b) of the Communications Act, or (E) any other business which is subject to FCC regulations under which the ownership of a Person may be subject to limitation or restriction as a result of the interest in such business being attributed to such Person.

         Section 3.3 Agreement to Vote Stock; Irrevocable Proxy(a) Each of the Paxson Stockholders irrevocably agrees that it shall vote (or cause to be voted) all of the Voting Stock that it has the power to vote on the record date of any such vote or action (i) in favor of each of the Stockholder Proposals and the approval of any strategic plan or financing plan approved by a majority of the Independent members of the Board of Directors, (ii) against any proposal that would upon consummation result in a Change of Control (other than as contemplated by the Transaction Agreements) or that would directly or indirectly impede or otherwise adversely affect any of the foregoing matters and transactions and (iii) in the same proportion as the holders of the Class A Common Stock (other than (A) the Paxson Stockholders and (B) the directors and the officers of the Company) in any stockholder vote on the election of directors to the Board of Directors, but in no circumstances shall any Paxson Stockholder be required to vote in any manner that would violate any fiduciary duty.

         (b) Each of the Paxson Stockholders grants an irrevocable proxy to Stephen R. Rusmisel (the "Grantee") with full power of substitution (and agrees to execute such documents or certificates evidencing such proxy as the Investor or the Company may reasonably request) to vote, at the Stockholder Meeting and any adjournments or postponements thereof or at such other meeting of the stockholders of the Company and any adjournments or postponements thereof at which the stockholders vote on the Stockholder Proposals, and in any action by written consent of the stockholders of the Company, all of the Voting Stock that the Paxson Stockholders would be entitled to vote, in favor of clauses (i), (ii) and (iii) of the Stockholder Proposals. This proxy is irrevocable and coupled with an interest and shall revoke any previous proxies with respect to actions described in this Section 3.3(b) and shall terminate upon the taking by the Grantee of the actions described in this Section 3.3(b).

         (c) The Paxson Stockholders shall not, directly, or indirectly through any of their Affiliates, take or commit or agree to take, any action inconsistent or that interferes with the items specified in Section 3.3(a) or
(b), including, without limitation, the implementation of any strategic plan or financing plan that is approved by a majority of the Independent members of the Board of Directors; provided that nothing herein shall prevent Paxson or any of his Affiliates from enforcing any rights he or they may have under any of the Transaction Agreements.

         (d) This Section 3.3 shall terminate on, and have no further force or effect from and after, the termination of the Restricted Period.

         Section 3.4 Company Sale. If at any time the Investor exercises its rights under Section 9.5 of the Investment Agreement to cause the Company to consummate a Company Sale, the Paxson Stockholders agree to take all necessary and reasonably desirable actions to enable the Company to effectuate such Company Sale pursuant to Section 9.5 thereof. Without limiting the generality of the foregoing, each Paxson Stockholder shall vote all of the Voting Stock that it has the power to vote in favor of any Company Sale which is in the form of a merger, consolidation or other reorganization, sale of substantially all assets or complete liquidation, dissolution, winding up or other transaction that requires the approval of the Company's stockholders and shall tender all shares of Common Stock held by it in connection with a Company Sale in the form of a transaction involving a tender or exchange offer, on the same terms and conditions (other than a control premium for shares of Class B Common Stock) offered to holders of Common Stock generally.

         Section 3.5 Tender Offer. (a) The Investor or a Permitted Transferee, as applicable, shall commence a Tender Offer in accordance with Section 3.5(c) of this Agreement concurrently with the earliest of (i) the effectiveness of a Transfer of the Call Right by NBC Palm II to a Permitted Transferee, (ii) the exercise by NBC Palm II of the Call Right or (iii) the Transfer by NBC Palm I, during the Investor Transfer Restriction Period pursuant to Section 4.1(a) of this Agreement, of a number of shares of Series B Preferred Stock that, assuming the conversion of the shares of Series B Preferred Stock so transferred (excluding shares of Series B Preferred Stock retained by NBC Palm I), together with the number of shares of Series B Preferred Stock previously Transferred by NBC Palm I pursuant to Section 4.1(a) of this Agreement, represents in excess of 50% of the Total Voting Power of the Company as of the date hereof assuming the conversion of the shares of Series B Preferred Stock so transferred (each, a "Tender Offer Event"). In the event the Investor or a Permitted Transferee, as applicable, commences a Tender Offer pursuant to this Section 3.5(a)(i) or
(iii), the Investor shall cause NBC Palm II to, or a Permitted Transferee, as applicable, shall, also simultaneously exercise the Call Right.

         (b) The Investor or any of its Affiliates may not conduct but may facilitate the commencement by a third party of a Tender Offer at any time prior to the occurrence of a Tender Offer Event (an "Early Tender Offer"), so long as the consummation of such Early Tender Offer would not be reasonably expected to materially delay the receipt of any FCC approval required to consummate the purchase of the Call Shares upon exercise of the Call Right by NBC Palm II or a Permitted Transferee, as applicable, pursuant to the Call Agreement, or the purchase of the Call Shares by the Company pursuant to the Company Stock Purchase Agreement, dated as of the date hereof, between the Company and the Paxson Stockholders. An Early Tender Offer shall be conducted in accordance with
Section 3.5(c). In the event an Early Tender Offer occurs, the Investor or a Permitted Transferee, as applicable, shall have no obligation to commence a Tender Offer in connection with a Tender Offer Event, provided that the Investor or a Permitted Transferee, as applicable, shall exercise the Call Right prior to the expiration of the Call Period. In the event of an Early Tender Offer, if NBC Palm II or a Permitted Transferee, as applicable, fails to exercise the Call Right within the Call Period, the Investor shall pay to the Company, within five Business Days following the termination of the Call Period, $2,410,375.30 as liquidated damages and not as a penalty, which shall be the sole and exclusive remedy of any party to this Agreement, or any of their respective heirs, successors and assigns, at law or in equity for the failure by NBC Palm II or a Permitted Transferee, as applicable, to exercise the Call Right during the Call Period following the consummation of an Early Tender Offer. Such payment shall be made by wire transfer in immediately available funds to an account or accounts designated by the Company not later than three Business Days following the termination of the Call Period.

         (c) If the Investor, a Permitted Transferee or any other third party (the "Offeror") commences a Tender Offer pursuant to Section 3.5(a) or (b) of this Agreement, such Tender Offer shall be conducted in accordance with the following provisions:

         (i) The Tender Offer shall be conducted on customary terms, as determined by the Offeror and the Company and in accordance with the provisions of all applicable law. The Tender Offer shall expire at 12:00 midnight, New York City Time, twenty Business Days following the commencement of the Tender Offer or such other date as the Offeror and the Company may agree (the "Initial Expiration Date" and together with any extension permitted hereunder, the "Expiration Date"). The obligation of the Offeror to commence the Tender Offer and to accept for payment and pay for any and all shares of Class A Common Stock tendered pursuant to the Tender Offer shall be unconditional, except for, subject to
    Section 3.5(d) of this Agreement, the receipt of any required regulatory approvals, and the Tender Offer may be extended as may be necessary to obtain such approvals. The Offeror expressly reserves the right to amend or make changes to the terms of the Tender Offer; provided, however, that, without the prior written consent of the Company, the Offeror shall not do any of the following: (A) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (B) except as described above, impose any conditions to the Tender Offer or (C) otherwise amend the Tender Offer in a manner that would materially and adversely affect the holders of shares of Class A Common Stock. Notwithstanding anything in this Agreement to the contrary, the Offeror shall have the right to extend the Tender Offer beyond the Initial Expiration Date for: (A) any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Tender Offer or (B) any period required by applicable law. In addition, the Offeror may, without the consent of the Company, and, if requested by the Company, the Offeror shall for one Subsequent Period (as defined below), extend the Tender Offer beyond the date on which shares of Class A Common Stock are first accepted for payment as a "subsequent offering period" (as such term is defined in Rule 14d-1(g)(8) under the Exchange Act in accordance with Rule 14d-11 of the Exchange Act (each, a "Subsequent Period"). The Offeror may extend the Tender Offer for an unlimited number of Subsequent Periods, provided, however, that no single Subsequent Period may exceed twenty Business Days. To the extent the Offeror amends or makes changes to the conditions of the Tender Offer pursuant to the terms and conditions of this Section, the Company will cooperate with the Offeror in making any filings or amendments required by the Delaware General Corporation Law, the Exchange Act, the Securities Act or any other federal securities law, regulation or rule, or as otherwise may be necessary to effect such amendment or change.

         (ii) As soon as reasonably practicable on the date the Tender Offer is commenced, (A) the Offeror shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments thereto, the "Schedule TO") and
    (B) the Company shall file a Solicitation/Recommendation Statement on
    Schedule 14D-9 (the "Schedule 14D-9") with respect to the Tender Offer, each of which will comply in all material respects with the provisions of all applicable federal and state securities laws, and will contain (including as an exhibit) or incorporate by reference the Tender Offer and forms of the related letter of transmittal (which documents, together with any supplements or amendments thereto, are referred to collectively as the "Offer Documents"). The Company agrees that (I) the Schedule 14D-9 shall not be withdrawn or amended without the prior written consent of the Offeror; provided, however, that the Company's recommendation or, in the alternative, its statement expressing that the Company has no opinion and is remaining neutral toward the Tender Offer, may be withdrawn or modified by the Board of Directors without the prior written consent of the Offeror to the extent that the Board of Directors determines in the good faith exercise of its reasonable business judgment, after receiving the advice of outside counsel, that such recommendation or expression of neutrality would no longer be consistent with its fiduciary duties to the Company's stockholders under applicable law and (II) the Schedule 14D-9, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to written information supplied by the Offeror specifically for inclusion in the Schedule 14D-9. Each of the Offeror and the Company agrees that the Schedule TO and the Offer Documents, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation shall be made by the Offeror with respect to written information supplied by the Company specifically for inclusion in the Schedule TO or the Offer Documents, and no representation shall be made by the Company with respect to written information supplied by the Offeror specifically for inclusion in the Schedule TO or the Offer Documents. Each of the Offeror and the Company further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Each of the Offeror and the Company agrees promptly to correct or supplement any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect, and the Offeror and the Company further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the initial Offer Documents before they are filed with the SEC. The Offeror and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Offeror, on the one hand, and the Company, on the other hand, agree to provide the other and their respective counsel with any comments or other communications that either party or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 or the Offer Documents promptly after the receipt of such comments or other communications.

         (iii) Subject to the terms of this Agreement, promptly after the expiration of the "initial offering period" (as such term is defined in Rule 14d-1(g)(4) under the Exchange Act) and, if applicable, promptly in accordance with Rule 14d-11 under the Exchange Act, during any Subsequent Period, the Offeror shall accept for payment and pay for, in accordance with the terms of the Tender Offer, all of the shares of Class A Common Stock validly tendered pursuant to the Tender Offer and not validly withdrawn.

         (iv) In connection with the Tender Offer, no later than three (3) Business Days prior to the anticipated commencement of the Tender Offer, the Company shall furnish the Offeror with (A) mailing labels, security position listings of shares of Class A Common Stock held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of shares of Class A Common Stock, each as of the most recent practicable date, and (B) such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as the Offeror or its agents may reasonably request in connection with communicating to the record and beneficial holders of shares of Class A Common Stock with respect to the Tender Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Tender Offer, the Offeror shall, and shall cause its agents to, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Tender Offer and, if the Tender Offer shall be terminated, shall, upon request, promptly deliver to the Company all copies of such information then in its possession or under its control.

         (d) If the Person that intends to commence a Tender Offer pursuant to
Section 3.5(a) of this Agreement or an Early Tender Offer pursuant to Section 3.5(b) of this Agreement would not be permitted, absent receipt of prior FCC approval and the grant of any necessary waivers of the FCC's media ownership rules, to be the legal owner of 5% or more of the Voting Stock of the Company as the result of such Person's existing or proposed media ownership interests, and therefore would not reasonably be expected to be able to consummate such Tender Offer or Early Tender Offer, as the case may be, without receipt of such FCC approval and any necessary waivers, then such Person shall, prior to the commencement of such Tender Offer or Early Tender Offer, as the case may be, either: (i) make such arrangements as may be necessary to ensure that, following the consummation of such Tender Offer or Early Tender Offer, as the case may be, such Person does not have legal ownership of 5% or more of the Voting Stock of the Company (by exchanging any shares of Class A Common Stock acquired by such Person for Class C Common Stock or otherwise relinquishing any voting rights with respect to any shares of Class A Common Stock in a manner reasonably sufficient, as reasonably determined by the Company, to render the Class A Common Stock non-attributable to such Person under the FCC rules); or (ii) enter into a trust or similar arrangement that complies with the FCC's requirements for an "insulating trust" pursuant to 47 C.F.R. ss.73.3555, Note 2(d) of the FCC's Rules and the FCC Attribution Order, 55 RR.2d 1465 (1984) for such period of time as may be necessary to ensure such Person's compliance with the media ownership rules, and under which such trust will have legal ownership of all shares of Class A Common Stock acquired by such Person in the Tender Offer or the Early Tender Offer, as the case may be, and legal ownership will not be attributed to such Person under the FCC's rules. The Company agrees to use reasonable efforts to take any actions as may be reasonably requested by the Offeror to effect the arrangements contemplated by the previous sentence.

         Section 3.6 Investor Call Right Termination. Upon the Investor Call Right Termination:

         (a) the Paxson Stockholders shall deliver the Paxson Demand (as defined in the Escrow Agreement) to the Escrow Agent pursuant to Section 4(b) of the Escrow Agreement.

         (b) unless a Tender Offer has previously been consummated in accordance with Section 3.5, the Investor shall deliver to the Company for distribution certificates evidencing Series B Preferred Stock with an aggregate liquidation preference plus accrued and unpaid dividends equal to the Investor Call Right Termination Amount. If at the time shares of Series B Preferred Stock are delivered to the Company pursuant to this Section 3.6(b) there are any holders of the Class A Common Stock who would have been eligible to participate in a Tender Offer commenced pursuant to Section 3.5(a) or (b) of this Agreement (the "Eligible Stockholders"), the Company shall distribute to the Eligible Stockholders, on a pro rata basis in accordance with the number of shares of Class A Common Stock held by each of them, shares of Series B Preferred Stock (or, at the option of the Company, another class or series of preferred stock of the Company with substantially identical economic rights) with an aggregate liquidation preference equal to the Investor Call Right Termination Amount. Each of the Paxson Stockholders hereby unconditionally waives any right to receive such shares of Series B Preferred Stock or other class or series of preferred stock distributed pursuant to this Section 3.6(b). For avoidance of doubt, the shares of the class or series of preferred stock distributed to Eligible Stockholders pursuant to this Section 3.6(b) shall vote together with the holders of all other outstanding shares of Series B Preferred Stock, as a single class, on all matters on which they are entitled to vote.

         (c) If the Investor is required to surrender shares of Series B Preferred Stock upon the Investor Call Right Termination pursuant to Section 3.6(b) of this Agreement, and at such time the Existing Debt Indentures (as defined in the Certificate of Designation) would prohibit the Company from issuing or distributing to the Eligible Stockholders, pursuant to Section 3.6(b) of this Agreement, the shares of Series B Preferred Stock surrendered by the Investor, because such shares would be deemed to be Disqualified Capital Stock or the issuance or distribution thereof would be deemed to be a Restricted Payment (as each such term is defined in the Existing Debt Indentures), the Investor agrees to either:

         (i) vote in favor of, or consent in writing to, amending the Certificate of Designation to provide that the Exchange Date (as defined in the Certificate of Designation) may not be earlier than April 18, 2010, and amending the New Exchange Indenture and the form of New Exchange Debentures to provide that the maturity date of the New Exchange Debentures shall be a date not prior to April 19, 2010 and not later than December 31, 2013, which date shall be determined in the Investor's sole discretion; or

         (ii) surrender to the transfer agent for the Common Stock certificates representing shares of Series B Preferred Stock having a liquidation preference plus accrued and unpaid dividends equal to the Investor Call Right Termination Amount, duly endorsed in blank for transfer, with instructions to distribute such shares to the Eligible Stockholders in the manner provided in Section 3.6(b) of this Agreement.

Until such date as the distribution to the Eligible Stockholders of shares of Series B Preferred Stock (or, at the option of the Company, shares of another class or series of preferred stock of the Company with substantially identical economic rights) contemplated by Section 3.6(b) of this Agreement has occurred, the Investor will not Transfer any shares of Series B Preferred Stock pursuant to Section 4.1 of this Agreement, unless the transferee agrees in writing to be bound by this Section 3.6.

         Section 3.7 Transfer of or Issuance by Paxson Management Corporation. During the Restricted Period, Paxson shall not Transfer or issue any of the capital stock or other equity interests of Paxson Management Corporation to any Person (including any options, warrants or other rights to acquire the capital stock or such other equity interests and any securities and instruments exchangeable for or convertible into the capital stock or such other equity interests), other than to a Paxson Estate Planning Affiliate.

         Section 3.8 Management Incentive Pool.

         (a) Not later than 18 months following the Effective Date, the Company shall grant Stock-Based Compensation Awards for at least 24 million shares of Class A Common Stock to selected senior executives of the Company recommended by the Company CEO, which Stock-Based Compensation Awards shall incorporate the terms set forth on Schedule 3.8. The Company CEO shall recommend the terms and conditions of the Stock-Based Compensation Awards granted to such senior executives and such grants shall be subject to approval by the Company's Compensation Committee following consultation with the Company's compensation advisor.

         (b) Each award agreement relating to any grant of a Stock-Based Compensation Award that is made on or after the Effective Date shall provide that (i) such Stock-Based Compensation Awards and the shares of Class A Common Stock issuable pursuant to such Stock-Based Compensation Awards shall not be eligible to participate in the Tender Offer or an Early Tender Offer and shall not be transferable until the earlier of (A) the consummation of the Tender Offer or an Early Tender Offer, as the case may be, or (B) the date of the Investor Call Right Termination, (ii) no Stock-Based Compensation Award shall become exercisable or be settled prior to (A) in the event that NBC Palm II or its Permitted Transferee, as applicable, commences a Tender Offer the earlier of
(x) the closing of the Tender Offer and (y) 60 days following the commencement of the Tender Offer and (B) in the event that NBC Palm II or its Permitted Transferee, as applicable, does not commence a Tender Offer, 20 business days following the expiration of the Call Right and (iii) vesting of Stock-Based Compensation Awards will not be accelerated based upon a change in control of the Company pursuant to any transaction contemplated by the Transaction Agreements.

         Section 3.9 Issuance of Securities. Prior to the termination of the Issuance Restriction Period, the Company shall not at any time issue any shares of Class A Common Stock or other securities which are exchangeable or exercisable for or convertible into shares of Class A Common Stock prior to the termination of the Issuance Restriction Period, other than shares of capital stock or other securities issued pursuant to any contractual obligations of the Company as existing immediately prior to the Effective Date and shares permitted to be issued without the Investor's consent pursuant to Sections 4.1(h)(i), (ii) and (iii) of the Investment Agreement.

         Section 3.10 Transfer Notice. The Investor shall give the Company written notice of the identity of a proposed Permitted Transferee at least 30 days prior to the earlier date of (i) a proposed Transfer or exercise of the Call Right by NBC Palm II or a Permitted Transferee, as applicable, or (ii) a proposed Transfer of shares of Series B Preferred Stock by the Investor that would constitute a Tender Offer Event. Such notice shall include such financial information regarding the proposed Permitted Transferee as may be reasonably necessary for the Board of Directors to determine whether such Person satisfies clause (ii) of the penultimate sentence of this Section 3.10. The Board of Directors shall approve or disapprove such Person as a Permitted Transferee within 30 days of receipt of such notice. In making such determination, the Board of Directors shall, in the reasonable exercise of its fiduciary duties, principally take into account that such proposed transferee: (i) is, and, subject to obtaining waivers of the FCC rules and regulations permitted by
Section 2.2(b) of the Call Agreement, upon consummation of the Call Closing shall be, in compliance with applicable FCC rules relating to ownership and operation of the Company Stations; and (ii) is able to fulfill the financial obligations arising in connection with the exercise of the Call Right and the consummation of a Tender Offer (and such proposed transferee shall have delivered to the Board of Directors a proposal for satisfying any rights that holders of any debt securities of the Company may have in connection with the Tender Offer Event and the consummation of the Tender Offer); provided, however, that in considering the request for approval, the Board of Directors shall not consider the Offer Price; provided, further, however, that the foregoing shall not limit the ability of the Board of Directors to consider the Offer Price when making any recommendation required to be included in any Solicitation Recommendation Statement on Schedule 14D-9 in connection with the Tender Offer; and, provided, however, that the Board of Directors shall approve such Person as a Permitted Transferee if the Board of Directors determines in the reasonable exercise of its fiduciary duties that such person otherwise satisfies the requirements set forth in this sentence and either provides reasonably satisfactory evidence that it has sufficient liquid financial resources to fulfill the financial obligations referred to in clause (ii) of this sentence without the need for external financing or presents firm commitments in customary form from nationally recognized sources for such financing. Any proposed transferee that is approved by the Board of Directors shall be a "Permitted Transferee." If the Board of Directors fails to approve or disapprove such proposed Permitted Transferee within such 30-day period, such Person shall be deemed to be a Permitted Transferee.

         Section 3.11 Negotiation of New Debt Covenants. The Company shall use commercially reasonable efforts in any Refinancing of the Existing Debt Indentures to obtain terms under which the exchange of shares of Series B Preferred Stock for New Exchange Debentures would not violate any of the terms of the debt instruments issued in the Refinancing.

         Section 3.12 Conversion. At any time after the Call Closing, shares of the Series B Preferred Stock are convertible at the option of the holder thereof in the manner set forth in the Certificate of Designation. In the event no Call Closing occurs prior to the Investor Call Right Termination, from the date of the Investor Call Right Termination until the earlier of the closing of the purchase of the shares of Class B Common Stock by the Company or the second anniversary of the Investor Call Right Termination, the shares of the Series B Preferred Stock are convertible at the option of the holder in the manner set forth in the Certificate of Designation; provided that such conversion would not reasonably be expected to materially delay or hinder receipt of FCC approval of the transfer of the Call Shares from the Paxson Stockholders to the Company or result in any Person becoming the Beneficial Owner of more than 50% of the Total Voting Power of the Common Stock.

                                   ARTICLE IV

                              TRANSFER RESTRICTIONS
                              ---------------------

         Section 4.1 Transfer of Series B Preferred Stock by the Investor.

         (a) During the Investor Transfer Restriction Period. During the Investor Transfer Restriction Period, the Investor shall not Transfer shares of Series B Preferred Stock, other than:

         (i) not more than three Transfers to not more than three Persons of an aggregate of up to 15,000 shares of Series B Preferred Stock;

         (ii) a Transfer of shares of Series B Preferred Stock that would represent, upon conversion, the Transfer of more than 50% of the Total Voting Power of the Company as of the Effective Date determined in accordance with Section 3.5(a)(ii); provided, that such Transfer shall be to a Permitted Transferee and such Permitted Transferee shall commence a Tender Offer in accordance with Section 3.5(c) of this Agreement; and

         (iii) so long as the Investor holds an attributable interest in the Company within the meaning of 47 C.F.R. ss.73.3555 of the rules of the FCC (or any successor rule) as a result of the Equity-Debt-Plus component of such rules (the "EDP Attribution"), Transfers of the amount of Series B Preferred Stock at any time to any Person necessary for the Investor to be in compliance with the FCC ownership rules, including with respect to EDP Attribution; provided, that following such Transfer, such Person to whom shares of Series B Preferred Stock are Transferred shall also be in compliance with the FCC ownership rules, including with respect to EDP attribution.

         (b) Following the Investor Transfer Restriction Period. Following the Investor Transfer Restriction Period, the Investor shall have the right to Transfer shares of Series B Preferred Stock to any Person without any restrictions or limitations on such Transfer; provided, that if such Transfer occurs prior to the earliest of (i) the Call Closing, (ii) the closing of the purchase by the Company, pursuant to the Company Stock Purchase Agreement, dated as of the date hereof, between the Company and the Paxson Stockholders, of the shares of Class B Common Stock owned by the Paxson Stockholders, or (iii) the second anniversary of the date of the Investor Call Right Termination, following such Transfer, the Person to whom shares of Series B Preferred Stock are Transferred shall be in compliance with the FCC ownership rules, including with respect to EDP Attribution.

         (c) Investor Call Right Termination. Until the earlier of (A) the consummation of a Tender Offer pursuant to Section 3.5 of this Agreement or (B) the delivery of Series B Preferred Stock pursuant to Section 3.6(a) of this Agreement, the Investor shall Beneficially Own shares of Series B Preferred Stock sufficient to permit it to satisfy its obligations pursuant to Section 3.6(a).

         (d) Transfer of Investor Rights. The Investor may not transfer the Investor Rights except in conjunction with a Transfer of Subject Securities that is in compliance with the terms of this Agreement and except as provided in this
Section 4.1(d).

         (i) If, after giving effect to any Transfer of Subject Securities, the Investor and its Affiliates own the Minimum Investment, the Investor Rights shall continue unaffected by such Transfer.

         (ii) If, after giving effect to any Transfer of Subject Securities, neither the Investor and its Affiliates nor the transferee of such Subject Securities would own the Minimum Investment, then the Investor Rights shall terminate upon the effectiveness of such Transfer.

         (iii) If, after giving effect to any Transfer of Subject Securities, the Investor and its Affiliates would not hold the Minimum Investment and the transferee of such Subject Securities would own the Minimum Investment, then the Investor Rights shall be transferred to such transferee of the Subject Securities.

         (iv) If, after giving effect to any Transfer of Subject Securities, both the Investor and its Affiliates, on one hand, and the transferee of such Subject Securities, on the other hand, own the Minimum Investment, the Investor shall determine whether the Investor Rights shall be transferred to the transferee of such Subject Securities. The Investor shall notify the Company of its determination upon such Transfer.

         Section 4.2 Paxson Stockholder Restrictions. During the Restricted Period, the Paxson Stockholders shall not Transfer any of the Call Shares; provided, however, that the Paxson Stockholders may Transfer the Call Shares to one or more Paxson Estate Planning Affiliates so long as following such Transfer, the Paxson Stockholders remain, or a Paxson Estate Planning Affiliate shall be, the FCC Single Majority Stockholder of the Company and each Paxson Estate Planning Affiliate to whom any or all of the Call Shares are Transferred by a Paxson Stockholder agrees in writing to be bound by the Transaction Agreements to which a Paxson Stockholder is a party in its capacity as a Paxson Stockholder. The Paxson Stockholders and any Paxson Estate Planning Affiliate to whom any or all of the Call Shares are Transferred by a Paxson Stockholder hereby acknowledge that the immediately preceding sentence of this Section 4.2 may restrict their ability to have the Call Shares accepted in a Tender Offer commenced pursuant to Section 3.5 of this Agreement.

         Section 4.3 [INTENTIONALLY OMITTED]

         Section 4.4 Legends. (a) The Investor understands and agrees that any disposition of shares of Series B Preferred Stock by it or any of its Affiliates may only occur pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. The Investor agrees to the imprinting, so long as appropriate, of substantially the following legends on certificates representing any of the securities referenced in the preceding sentence:

    NEITHER THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THE SECURITIES REPRESENTED

    HEREBY HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE OTHER TERMS OF AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT, DATED AS OF NOVEMBER 7, 2005, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, AMONG PAXSON COMMUNICATIONS CORPORATION, NBC UNIVERSAL, INC., SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, PAXSON ENTERPRISES, INC. AND LOWELL W. PAXSON.

The legend set forth above shall be removed if and when (i) the securities represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or (ii) the Investor delivers to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legends are no longer necessary.

         (b) The Paxson Stockholders agree that, during the Restricted Period, substantially the following legend shall be imprinted on certificates representing any of the Paxson Shares:

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER TERMS OF AN AMENDED AND RESTATED STOCKHOLDER AGREEMENT, DATED AS OF NOVEMBER 7, 2005, AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME, AMONG PAXSON COMMUNICATIONS CORPORATION, NBC UNIVERSAL, INC., SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, PAXSON ENTERPRISES, INC. AND LOWELL W. PAXSON.

         Section 4.5 [INTENTIONALLY OMITTED]

                                   ARTICLE V

                             [INTENTIONALLY OMITTED]
                             -----------------------

                                   ARTICLE VI

                                  MISCELLANEOUS
                                  -------------

         Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

         (b) If to the Investor, to:

             NBC Universal, Inc.
             30 Rockefeller Plaza
             New York, New York  10112
             Attention:  General Counsel
             Tel:  212-646-7024
             Fax:  212-646-4733

             with a copy to:

             Shearman & Sterling LLP
             599 Lexington Avenue
             New York, New York  10022
             Attention:  John A. Marzulli, Jr.
             Tel:  212-848-8590
             Fax:  646-848-8590

         (c) If to the Company, to:

             Paxson Communications Corporation
             601 Clearwater Park Road
             West Palm Beach, Florida  33401
             Attention:  General Counsel
             Tel:  561-659-4122
             Fax:  561-655-9424

             with copy to:

             Dow, Lohnes & Albertson, PLLC
             1200 New Hampshire Avenue, N.W., Suite 800
             Washington, DC  20036
             Attention:  John R. Feore, Jr.
             Tel:  202-776-2000
             Fax:  202-776-2222

             and

             Holland & Knight LLP
             222 Lakeview Avenue, Suite 1000
             West Palm Beach, Florida  33401
             Attention:  David L. Perry
             Tel:  561-650-8314
             Fax:  561-650-8399

         (d) If to the Paxson Stockholders, to:

             Lowell W. Paxson
             529 South Flagler Drive, 26H
             West Palm Beach, Florida  33401

             Tel:  561-835-8080
             Fax:  561-832-5656

             and

             Wiley, Rein & Fielding LLP
             1776 K Street, NW
             Washington, DC  20006
             Attention:  Fred Fielding
             Tel:  202-719-7000
             Fax:  202-719-7049

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

         Section 6.2 Entire Agreement; Amendment. The Transaction Agreements and the documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties thereto with respect to the transactions contemplated by such agreements. This Agreement amends and restates the Original Stockholder Agreement in its entirety; provided, however, that except as set forth in the Settlement Agreement, the parties hereto retain all rights, powers and remedies available at law or in equity or otherwise in connection with any breach arising out of the Original Stockholder Agreement prior to the date hereof, and entering into this Agreement by the parties shall not operate as a waiver of, nor shall it prejudice, any such right, power or remedy now or hereafter existing at law or in equity or otherwise, except for any rights, powers or remedies arising out of events that occurred prior to the date hereof to the extent the events giving rise to such rights, powers or remedies were disclosed in the Company's public filings with the SEC or the FCC, disclosed in writing to the Investor or actually known by the individuals listed on Schedule 6.2, including the right to assert that any such event is a Voting Rights Triggering Event under the Certificate of Designation and such rights, powers and remedies shall be null and void and of no further force or effect. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties hereto. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

         Section 6.3 Severability. If one or more provisions of this Agreement or the application thereof to any Person or circumstances is determined by a court or agency of competent jurisdiction to violate any law or regulation, including, without limitation, any rule or policy of the FCC, or to be invalid, void or unenforceable to any extent (a "Conflicting Provision"), the Conflicting Provision shall have no further force or effect, but the remainder of this Agreement and the application of the Conflicting Provision to other Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as any such violation, invalidity or unenforceability does not change the basic economic or legal positions of the parties. In such event, the parties shall negotiate in good faith such changes in other terms as shall be practicable in order to effect the original intent of the parties.

         Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

         Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of the Delaware Chancery Court. In the event the Delaware Chancery Court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the United States District Court for the Southern District of New York, provided that in the event such court does not have jurisdiction over any dispute arising out of this Agreement, each party hereby submits to the jurisdiction of the Supreme Court of the State of New York, New York County. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

         Section 6.6 Successors and Assigns; Third Party Beneficiaries. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor and the Paxson Stockholders. The Paxson Stockholders may not assign any of their rights or delegate any of their duties under this Agreement without the prior written consent of the Investor and the Company, provided that the Paxson Stockholders may assign their rights and delegate their duties to an Affiliate in connection with any Transfer in accordance with Section 4.2 of this Agreement (in which event such applications as may be required shall be filed with the FCC for consent to the transfer of control of the station licenses held by subsidiaries of PCC) but no such assignment or delegation shall relieve such Paxson Stockholder of any of its obligations hereunder. The Investor may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Paxson Stockholders and the Company, provided that the Investor may assign its rights and delegate its duties to (i) an Affiliate but no such assignment or delegation shall relieve the Investor of any of its obligations hereunder, (ii) any Permitted Transferee in accordance with Section
2.5 of the Call Agreement and (iii) any transferee in accordance with Section 4.1(d) of this Agreement that will own the Minimum Investment. Subject to
Section 6.10, so long as the Investor retains any Subject Securities, the Investor, in respect of its ownership thereof, shall remain subject in all respects to the terms and provisions of this Agreement. The Investor shall not assign any rights under this Agreement unless such assignee expressly assumes all of the obligations of the Investor associated with the rights proposed to be assigned. Upon a valid assignment in accordance with this Section 6.6 and all other applicable provisions in this Agreement respecting assignments and transfers, such assignee shall become the Investor for purposes hereof. Any purported assignment in violation of this Section 6.6 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors and permitted assignees, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assignees, and for the benefit of no other Person.

         Section 6.7 [INTENTIONALLY OMITTED]

         Section 6.8 Remedies. No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Investor, the Company and the Paxson Stockholders and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

         Section 6.9 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

         Section 6.10 Termination. Articles II, III and IV of this Agreement shall terminate if neither (i) the Investor (together with its Affiliates) owns at least the Minimum Investment nor (ii) a transferee to whom the Investor Rights were transferred in accordance with this Agreement, owns at least the Minimum Investment. This Agreement shall terminate in its entirety upon the earlier of (a) the Investor or a transferee, as applicable, acquiring shares of capital stock that provide it with the unfettered right to vote a sufficient number of shares of the Voting Stock to elect a majority of the members of the Board of Directors or (b) December 31, 2013. This Agreement shall terminate as to the Paxson Stockholders at such time as they cease to own any Call Shares.

         Section 6.11 Additional Paxson Stockholders. Each Affiliate (including family members) of Paxson who acquires shares of Common Stock from a Paxson Stockholder after the date hereof shall become a Paxson Stockholder for all purposes of this Agreement and shall execute and deliver to the Company an Assumption Agreement in the form of Exhibit A hereto.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representatives, all as of the date first above written.

                                          PAXSON COMMUNICATIONS CORPORATION


                                          By: /s/ Dean M. Goodman
                                            -----------------------------------
                                             Name:  Dean M. Goodman
                                             Title: President and Chief
                                                    Operating Officer


                                                  /s/ Lowell W. Paxson
                                          --------------------------------------
                                                   Lowell W. Paxson


                                          SECOND CRYSTAL DIAMOND LIMITED
                                          PARTNERSHIP
                                          By: Paxson Enterprises, Inc., its
                                              general partner


                                          By: /s/ Lowell W. Paxson
                                            -----------------------------------
                                             Name:  Lowell W. Paxson
                                             Title: President


                                          PAXSON ENTERPRISES, INC.


                                          By: /s/ Lowell W. Paxson
                                            -----------------------------------
                                             Name:  Lowell W. Paxson
                                             Title: President

                                         NBC UNIVERSAL, INC.


                                         By: /s/ Robert C. Wright
                                            -----------------------------------
                                            Name:  Robert C. Wright
                                            Title: President and Chief Executive
                                                   Officer

                Schedule 3.8 - Terms of Management Incentive Pool

The Stock-Based Compensation Awards to be granted pursuant to Section 3.8 shall provide that one-third of the number of shares subject to such Stock-Based Compensation Award may be acquired by the recipient at a price of $0.01 per share (and if awarded in the form of stock options may be exercised immediately for shares which remain subject to vesting), one-third of such shares may be acquired by the recipient at a price per share equal to the fair market value of the Class A Common Stock averaged over the ten trading days preceding the date on which the award is granted, and one-third of such shares may be acquired by the recipient at a price of $1.25 per share.

                       Schedule 6.2 - List of Individuals

Each of the current persons with the respective following positions, and any person holding such position at any time during the period commencing on September 15, 1999 and concluding on the Effective Date who is still employed by the Parent.

Executive
---------
Robert C. Wright, President and CEO
Brandon Burgess, EVP Business Development
Lynn A. Calpeter, EVP and CFO
Richard Cotton, EVP and General Counsel
John Eck, EVP and President, Information Technology and Operations Randy Falco, EVP and President, NBC Television Network
Jay Ireland, EVP and President, NBC Television Stations Division

Business Development
--------------------
Bruce Campbell, SVP Business Development
Jay Bockhaus, VP, Business Development
Annie Balagot, Director, Business Development

Accounting
----------
Lance Robinson, SVP and Chief Accounting Officer
Seth Zirkel, Director, Business Development

Finance
-------
Patricia Hutton - EVP & CFO Universal Studios
Tracie Winbigler - EVP, CFO, TVSD
Bradley Smith - VP, Finance, TVSD
Michael D. Collins - SVP, Financial Planning and Analysis
Vladimir Djedovic - Manager, Finance (Affiliate Compensation)
Mark Johnson - VP, Finance & Administration

Human Resources
---------------
David Crossen - VP, Human Resources, NBC Network
Tom Quick - VP, Human Resources, TVSD

Tax
---
Don Calvert - Counsel, Mergers & Acquisitions
Todd Davis - SVP, Tax
Leela Mookerjee - Tax Counsel
Brian O'Leary - VP, Tax Counsel

Law Department
--------------
Susan Weiner, EVP Litigation and Assistant General Counsel
Elizabeth Newell, SVP Corporate & Transactions Law
Andrew Fossett, VP, Corporate Law

Sari Greenberg, VP, Corporate & Transactions Law
Daniel Kummer, VP, Litigatio
Bill LeBeau, Senior Counsel, Regulatory
Patricia Suh, Senior Counsel, Corporate & Transactions Law
Elisabeth Yap, Litigation Counsel

TV Stations (General Managers)
------------------------------
Philadelphia: WCAU - Dennis Bianchi
Providence: WJAR - Lisa Churchville
New York: WNBC - Frank Commerford
Miami: WTVJ - Ardyth Diercks
Hartford: WVIT - David Doebler
D.C.: WRC - Michael Jack
Raleigh: WNCN - Barry Leffler
Los Angeles: KNBC - Paula Madison
Dallas: WKXAS - Tom O'Brien
Birmingham: WVTM - Jim Powell
San Francisco: KNTV - Linda Sullivan
Chicago: WMAQ - Larry Wert

NBC Network Sales & Pricing / National Spot Sales
-------------------------------------------------
Keith Turner, President
Ed Swindler, EVP Network & CFO Commercial
Shari Post, Sales Account Executive, Network
Robin Radow, Sales Account Executive, Network

Programming
-----------
Sheraton Kalouria - SVP, Daytime Programs
Narendra Reddy - VP, Programming

TV Group
--------
Michael Steib, General Manager, WeatherPlus
Jean Dietz - VP, Affiliate Relations
John Damiano - SVP, Affiliate Relations

Marketing
---------
Ed O'Donnell - SVP, Marketing & Media Development
John D. Miller - President & Chief Marketing Officer
Kristen Hackett - Group Director, Marketing, TV

Other - Non-GE Employees
------------------------
Paul Bird, Debevoise & Plimpton
James Stewart, UBS
Lawrence P. Tu, Dell Computer Corp., former EVP and General Counsel, NBC
Universal

                                                                       Exhibit A


                              ASSUMPTION AGREEMENT


         ASSUMPTION AGREEMENT, dated as of ______, ______, made by ______, (the "Additional Stockholder"), in connection with the Amended and Restated Stockholder Agreement (the "Stockholder Agreement") dated as of November 7, 2005, among Paxson Communications Corporation, NBC Universal, Inc., Lowell W. Paxson, Second Crystal Diamond Limited Partnership and Paxson Enterprises, Inc. All capitalized terms not defined herein shall have the meaning ascribed to them in the Stockholder Agreement.

                              W I T N E S S E T H:

         WHEREAS, the Paxson Stockholders have entered into the Stockholder Agreement, which requires the Additional Stockholder to become a party to the Stockholder Agreement in connection with the Transfer of the Paxson Shares to the Additional Stockholder; and the Additional Stockholder has agreed to execute and deliver this Assumption Agreement in order to become a party to the Stockholder Agreement;

         NOW, THEREFORE, IT IS AGREED:

         1. Assumption. By executing and delivering this Assumption Agreement, the Additional Stockholder, as provided in Section 6.11 of the Stockholder Agreement, hereby becomes a party to the Stockholder Agreement with the same force and effect as if originally named therein as a Paxson Stockholder and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Paxson Stockholder thereunder.

         2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

                                         [ADDITIONAL STOCKHOLDER]


                                         By:____________________________________
                                            Name:_______________________________
                                            Title:______________________________